STARBUCKS CORPORATION
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
AND SUMMARY PLAN DESCRIPTION
(approved by the Compensation and Management Development Committee on August 31, 2022)

STARBUCKS CORPORATION
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
AND SUMMARY PLAN DESCRIPTION
Starbucks Corporation (the “Company”), and all of its U.S. based wholly owned subsidiaries (collectively, the “Employer”) have established this Starbucks Corporation Executive Severance and Change in Control Plan (the “Plan”) with the intention of providing severance payments and benefits to eligible employees in the event of certain qualifying terminations of employment, including in connection with a Change in Control of the Company. The circumstances under which an eligible employee is entitled to severance payments and benefits hereunder are described further below.
This Plan supersedes and replaces all previous separation pay under any other plan, agreement, policy or program sponsored by the Employer for the eligible employees described below.
1.Effective Date.
The effective date of this Plan is August 31, 2022 (the “Effective Date”).
2.Certain Definitions.
For purposes of this Plan:

(i)“Accrued Benefits” shall mean, as of the date of a Participant’s termination of Active Status with the Employer, (a) such Participant’s accrued but unpaid base salary compensation and, to the extent required by applicable law, paid time off, (b) any earned but unpaid bonus for the fiscal year immediately preceding the fiscal year during which the termination of Active Status occurs, (c) other benefits earned and reimbursements under any Employer-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Active Status, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, and (d) such other compensation or benefits from the Employer as may be required by law.

(ii)“Active Status” shall mean the absence of any interruption or termination of service as a Partner. Active Status shall not be considered interrupted in the case of sick leave, parental leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable subsidiary thereof as may be in effect from time to time. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as a Partner, Active Status shall be considered terminated upon such Partner’s receipt of notice of termination in whatever form prescribed by applicable law.
(iii)“Base Salary” shall mean the Participant’s annualized basic weekly rate of wages or salary as in effect as of immediately prior to the date of the Participant’s Qualifying Termination, Potential CIC Qualifying Termination or CIC Qualifying Termination (or, in the case of a Resignation for Good Reason due to a material reduction in the Participant’s base salary, as in effect prior to such reduction), as applicable, including any wages or salary that are voluntarily deferred by the Participant under a salary reduction agreement and are not includable in the gross income of the Participant under Sections 125, 402(a)(8), or 402(h) of the Internal Revenue Code. “Base Salary” does not include the Participant’s other benefits, bonuses or overtime earnings.

(iv)“Board” shall mean the Board of Directors of the Company.

(v)“Cause” shall mean (a) the Participant’s charged of, indictment for, or conviction of, or entry of a plea of nolo contendere (or similar disposition) in respect of, any felony or crime involving moral turpitude, (b) the Participant’s engagement in disloyalty to the Employer including fraud, embezzlement, theft, misappropriation or proven dishonesty,

(c) the Participant’s breach of any written confidentiality, non- competition, non- solicitation agreement, or material Employer policy, in each case, regardless of whether such act or omission is materially injurious to the Employer, (d) the Participant’s continued failure to substantially perform his or her duties, which failure the Participant fails to cure (other than any such failure resulting from incapacity due to physical or mental illness, disability or an extended leave of absence or the Participant’s Resignation for Good Reason) within ten (10) days after a written demand for substantial performance is delivered to the Participant by the Employer, which demand describes in reasonable detail the manner in which the Employer believes that the Participant has not substantially performed his or her duties, or (e) the Participant’s willful engagement in conduct which is materially injurious to the Employer, monetarily or otherwise; provided that, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Employer.

(vi)“Change in Control” shall have the definition set forth in the Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan. If required for compliance with Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(vii)“Change in Control Protection Period” shall mean the period commencing on the date of consummation of a Change in Control and ending on the date that is twenty- four (24) months immediately following the consummation of a Change in Control.
(viii)“CIC Qualifying Termination” shall mean an “involuntary separation from service” within the meaning of Section 409A due to a termination of a Participant’s Active Status by the Employer without Cause or a Resignation for Good Reason, in each case, during the Change in Control Protection Period. For the avoidance of doubt, the termination of a Participant’s Active Status due to death or disability shall not constitute a CIC Qualifying Termination for purposes of this Plan.

(ix)“CIC Severance Multiple” shall mean the applicable multiple set forth on Exhibit A attached hereto, unless otherwise specified by the Committee with respect to a Participant.
(x)“CIC Severance Period” shall mean the applicable period set forth on Exhibit A attached hereto immediately following the date of the Potential CIC Qualifying Termination or the CIC Qualifying Termination, unless otherwise specified by the Committee with respect to a Participant.
(xi)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(xii)“Code” shall mean the Internal Revenue Code of 1986, as amended

(xiii)“Conditions” means (a) the Participant has returned all Employer property in the Participant’s possession within ten (10) business days following the date of the Participant’s Qualifying Termination, Potential CIC Qualifying Termination or CIC Qualifying Termination, as applicable, (b) the Participant has executed a separation and release agreement in a form acceptable to the Company (the “Release”), which Release shall include a full and complete general release of all claims that the Participant may have against the Employer, its affiliates, and their respective officers and directors, return of property and continued cooperation covenants, and such other covenants and provisions as the Company determines in its sole discretion, (c) the Release has become effective no later than the 30th day after the date of the Participant’s Qualifying Termination, Potential CIC Qualifying Termination or CIC Qualifying Termination, as applicable, or such later date as may be required by applicable law, and (d) the Participant’s continued compliance with Section 7 herein and any other confidentiality, non-solicitation, non-competition, invention assignment, or similar agreement by and between the Participant and the Employer.

(xiv)“Eligible Position” shall mean each position set forth on Exhibit A attached hereto.

(xv)“Participation Agreement” shall mean a participation letter or agreement in substantially the form attached as Exhibit B hereto.
(xvi)“Partner” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of an Employer. A person is on the payroll if he or she is paid from or at the direction of the payroll department of an Employer. Persons providing services to the Company, or to any subsidiary or affiliate thereof, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company or a subsidiary or affiliate thereof to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Partners for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as, common law employees of the Company, or any subsidiary or affiliate thereof, either solely or jointly with another person or entity.

(xvii)“Potential Change in Control Protection Period” shall mean the eighty-nine (89)-day period prior to the date of consummation of a Change in Control.

(xviii)“Potential CIC Qualifying Termination” shall mean an “involuntary separation from service” within the meaning of Section 409A due to a termination of a Participant’s Active Status by the Employer without Cause or a Resignation for Good Reason, in each case, during the Potential Change in Control Protection Period. For the avoidance of doubt, the termination of a Participant’s Active Status due to death or disability shall not constitute a Potential CIC Qualifying Termination for purposes of this Plan.

(xix)“Proration Multiple” means the number (rounded up to the nearest hundredth) obtained by dividing (a) the number of days between the vesting commencement date applicable to a Participant’s equity award and the date of the Participant’s Qualifying Termination by (b) the number of days that would have elapsed between the vesting commencement date of such equity award and the vesting date of any unvested tranche of such equity award.

(xx)“Qualifying Termination” shall mean an “involuntary separation from service” within the meaning of Section 409A due to a termination of a Participant’s Active Status by the Employer without Cause that does not qualify as a Potential CIC Qualifying Termination or a CIC Qualifying Termination. For the avoidance of doubt, the termination of a Participant’s Active Status due to death or disability shall not constitute a Qualifying Termination for purposes of this Plan.

(xxi)“Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of any Participant during a Potential Change in Control Protection Period or Change in Control Protection Period, as

applicable, because of: (a) a material reduction in the Participant’s duties, authority or responsibilities other than by reason of the Company having become a part of a larger organization where Participant continues to perform the core aspects of Participant’s job with respect to the business of the Company, determined without regard to changes in reporting structure; (b) a material reduction in the Participant’s base salary unless such reduction applies to all Participants of comparable rank; or (c) the relocation of the Participant’s primary work location more than fifty (50) miles from the Participant’s primary work location prior to the Change in Control; provided that, a Participant shall not be deemed to have Resigned for Good Reason unless the Participant (x) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (y) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment promptly after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Participant’s actual termination), then any Resignation for Good Reason by the Participant on account of such condition will not be a Resignation for Good Reason.

(xxii)“Restrictive Period” shall mean (i) in the event of a Qualifying Termination, the applicable Severance Period and (ii) in the event of a Potential CIC Qualifying Termination or CIC Qualifying Termination, the applicable CIC Severance Period.

(xxiii)“Section 409A” shall mean Code Section 409A and the Treasury Regulations promulgated thereunder.

(xxiv)“Severance Multiple” shall mean the applicable multiple set forth on Exhibit A attached hereto, unless otherwise specified by the Committee with respect to a Participant.
(xxv)“Severance Period” shall mean the applicable period set forth on Exhibit A attached hereto immediately following the date of the Qualifying Termination, unless otherwise specified by the Committee with respect to a Participant.
(xxvi)“Target Bonus” means a Participant’s target bonus, if any, as in effect for the fiscal year in which the Qualifying Termination, Potential Qualifying Termination or CIC Qualifying Termination, as applicable, occurs (assuming all applicable performance goals and all applicable conditions are 100% satisfied).
3.Eligibility for Participation.
Each Partner who (i) is employed by the Employer in the United States in an Eligible Position and has been designated by the Compensation and Management Development Committee to be a participant in the Plan, and (ii) signs and returns a Participation Agreement shall be eligible to participate in this Plan (each such individual, a “Participant”). Each Participant under this Plan shall not be eligible to participate in any other severance or separation pay plan.
4.Severance Benefits.
a.Qualifying Termination.
If a Participant experiences a Qualifying Termination, then, in addition to the Accrued Benefits, the Employer will provide to such Participant the following severance benefits, subject to the Participant satisfying the Conditions:
(i)The Employer will pay the Participant severance pay equal to the Severance Multiple, multiplied by the sum of (x) the Participant’s Base Salary and (y) the

Participant’s Target Bonus (the “Cash Severance Payment”). 50% of the Cash Severance Payment will be paid within 10 business days following the date the Release becomes effective and irrevocable, and the remaining 50% of the Cash Severance Payment will be paid upon the expiration of the applicable Restrictive Period, in each case, less applicable tax withholdings.
(ii)The Employer will pay the Participant a bonus for the year of termination based on actual Employer performance (except in the case of any portion of the bonus that is earned based on individual performance, which portion shall assume achievement of target performance). Such bonus shall be prorated based on the number of days elapsed between the first day of the applicable performance period and the date of the Qualifying Termination and shall be paid, less applicable tax withholdings, at the same time annual bonuses are paid to similarly situated employees.
(iii)If the Participant is eligible to receive COBRA benefits pursuant to the Employer’s benefit plans, the Employer will pay the Participant, a lump sum cash payment equal to 18 months of COBRA premiums under the applicable benefit plans, assuming the average COBRA rate associated with the family tier elected by the Participant with respect to each applicable plan, which will be paid within 10 business days following the date the Release becomes effective and irrevocable, less applicable tax withholdings.
(iv)With respect to each outstanding unvested equity award held by the Participant that is granted following the Effective Date, which vests solely based on the satisfaction of service-based criteria, each tranche scheduled to vest following the date of the Qualifying Termination will vest and settle on the originally scheduled vesting and settlement date, as applicable, as set forth in the applicable award agreement (subject to earlier settlement, if any, set forth in such agreement) and the number of shares subject to each such tranche, will be adjusted to be equal to the original number of shares subject to such tranche multiplied by the applicable Proration Multiple.
(v)With respect to each outstanding unvested equity award held by the Participant that is granted following the Effective Date, which vests based on the satisfaction of performance-based criteria, each tranche that is eligible to vest in respect of the performance period during which the Qualifying Termination occurs shall remain outstanding and eligible to vest during such performance period based on the actual achievement of performance conditions as set forth in the applicable award agreement and shall settle, if applicable, at the time set forth in such award agreement; provided that, the portion of such tranche that vests based on actual achievement pursuant to this Section 4(a)(v) shall be multiplied by the applicable Proration Multiple.
(vi)Each vested outstanding stock option award held by the Participant (after giving effect to any applicable acceleration provisions) shall remain outstanding and exercisable for the thirty-six (36) month period immediately following the Qualifying Termination (subject to earlier termination upon the applicable option award’s original expiration date).
(vii)The Employer will provide the Participant with its standard outplacement package for similarly situated employees (as determined by the Employer), which will be paid directly to the outplacement provider based on invoices from the provider documenting services provided to the Participant. The Employer, at its discretion, may in lieu of such its standard outplacement package, provide up to $25,000 for outplacement services in the form of a lump sum cash payment that will be paid within 10 business days following the date the Release becomes effective and irrevocable, less applicable tax withholdings.

b.    CIC Qualifying Termination; Potential CIC Qualifying Termination.
If a Participant experiences a CIC Qualifying Termination or a Potential CIC Qualifying Termination, then, in addition to the Accrued Benefits, the Employer will provide to such Participant the following severance benefits, subject to the Participant satisfying the Conditions:
(i)The Employer will pay the Participant severance pay equal to the CIC Severance Multiple, multiplied by the sum of (x) the Participant’s Base Salary and (y) the Participant’s Target Bonus (the “CIC Cash Severance Payment”). The CIC Cash Severance Payment will be paid in a lump sum within 10 business days following the date the Release becomes effective and irrevocable, less applicable tax withholdings; provided, however, that in the case of a Potential CIC Qualifying Termination, to the extent necessary to comply with Code Section 409A, 50% of the CIC Cash Severance Payment will be paid within 10 business days following the date the Release becomes effective and irrevocable, and the remaining 50% of the CIC Cash Severance Payment will be paid upon the expiration of the applicable Restrictive Period, in each case, less applicable tax withholdings.
(ii)The Employer will pay the Participant a bonus for the year of termination equal to the greater of (i) the bonus that would be earned by the Participant assuming all applicable performance criteria are achieved at 100% and (ii) the bonus projected to be earned by the Participant based on actual Employer performance (measured as of the date of the CIC Qualifying Termination or Potential CIC Qualifying Termination, as applicable), except in the case of any portion of the bonus that is earned based on individual performance, which portion shall assume achievement of target performance, less applicable tax withholdings, and paid at the same time annual bonuses are paid to similarly situated employees. Such bonus will be prorated based on the number of days elapsed between the first day of the applicable performance period and the date of the Qualifying Termination.
(iii)If the Participant is eligible to receive COBRA benefits pursuant to the Employer’s benefit plans, the Employer will pay the Participant, a lump sum cash payment equal to 18 months of COBRA premiums under the applicable benefit plans, assuming the average COBRA rate associated with the family tier elected by the Participant with respect to each applicable plan, which will be paid within 10 business days following the date the Release becomes effective and irrevocable, less applicable tax withholdings.
(iv)Each of the Participant’s outstanding unvested equity awards that is granted following the Effective Date shall immediately vest as of the date of the Participant’s CIC Qualifying Termination or Potential CIC Qualifying Termination, as applicable (assuming target achievement of any applicable performance-based vesting criteria to the extent the performance period has not yet been complete) and shall settle as set forth in the applicable award agreement.
(v)Each vested outstanding stock option award held by the Participant (after giving effect to any applicable acceleration provisions) shall remain outstanding and exercisable for the thirty-six (36) month period immediately following the CIC Qualifying Termination or Potential CIC Qualifying Termination, as applicable (subject to earlier termination upon the applicable option award’s original expiration date).
(vi)The Employer will provide the Participant with its standard outplacement package for similarly situated employees (as determined by the Employer), which will be paid directly to the outplacement provider based on invoices from the provider documenting services provided to the Participant. The Employer, at its discretion, may in lieu of such its standard outplacement package, provide up to $25,000 for outplacement services in the form of a lump sum cash payment that will be paid within 10 business days following the date the Release becomes effective and irrevocable, less applicable tax withholdings.
5.Time and Form of Payment.
Any severance payments and benefits that become payable pursuant to this Plan shall be paid at such time and in such form as set forth in Section 4; provided, however, if the payment and benefits under this Plan replace or substitute payments and/or benefits under another arrangement that is subject to Section 409A, then the severance and benefits that become payable pursuant to this Plan shall be paid at such time and in such form as under such other arrangement to extent required to comply with Section 409A. In the event a Participant entitled to receive severance payments and benefits under this Plan dies before receiving those payments and benefits, those payments and benefits will be paid to the Participant’s estate upon the estate’s execution of a full release of all claims against the Employer and its affiliates.
No benefits will be paid under this Plan until the Participant satisfies the Conditions. All benefits under this Plan are subject to any required withholding and payroll taxes.
Receipt of severance payments and benefits under this Plan shall be in lieu of any other severance payments or benefits under any other plan, policy or program sponsored by the Employer.
6.Section 409A
Notwithstanding anything else herein to the contrary, to the extent any severance payments or benefits provided under this Plan in connection with the Participant’s termination of Active Status constitute deferred compensation subject to Section 409A and the Participant is deemed at the time of such termination to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from the Participant’s separation from service (within the meaning of Section 409A) and (ii) the date of the Participant’s death, provided that such deferral shall be effected only to the extent required to avoid adverse tax treatment to the Participant, including, without limitation, the additional tax for which the Participant would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such a deferral. Following such a deferral, the first payment of any severance payment or benefit hereunder will include a catch-up payment covering the amount that would have otherwise been paid hereunder during the period between the Participant’s date of separation from service and the first payment date, but for the application of this provision, and the balance of the payments and benefits (if any) will be payable in accordance with their original schedule. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision thereof. Notwithstanding anything to the contrary herein, all lump sum payments that become payable under this Plan shall be paid during the short-term deferral period within the meaning of Section 409A. Payments pursuant to this Plan are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A and Section 409A applies to such provision, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (except, in the case of medical reimbursement arrangement, for any lifetime or other aggregate limitation applicable to expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary herein, in no event shall the timing of a Participant’s execution of a release pursuant to this Plan result, directly or indirectly, in such Participant designating the calendar year of any payment hereunder, and, to the extent required by Section 409A, if a payment hereunder that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Employer, any Employer affiliates, or their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

7.Termination or Return of Benefits. A Participant’s right to receive benefits under this Plan shall terminate immediately (and, subject to applicable law, any benefits received pursuant to this Plan shall be immediately returned to the Employer, including, without limitation, any stock that has vested or been accelerated as described under the Plan and the cash proceeds from any sale or other disposition thereof) either (a) if the Employer establishes (whether before or after the Participant’s termination of Active Status) that the Participant engaged in any behavior constituting Cause or (b) if the Participant engages in any of the following actions (to the extent prohibition of such actions is permissible under applicable law) without the prior written approval of the Plan Administrator:
(i)at any time prior to or during the applicable Restrictive Period, breaches a material provision of any confidentiality, non-solicitation, non-competition, invention assignment, or similar agreement by and between the Participant and Employer;
(ii)at any time prior to or during the applicable Restrictive Period, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (x) solicits, invites, induces, causes, or encourages any director, officer, employee, agent, representative, consultant, or contractor of the Employer to alter or terminate his, her, or its employment, relationship, or affiliation with the Employer; (y) interferes or attempts to interfere with any aspect of the relationship between the Employer and any such director, officer, employee, agent, representative, consultant, or contractor; or (z) engages, hires, or employs, or causes to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor;
(iii)at any time prior to or during the applicable Restrictive Period, for any reason, on the Participant’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: solicits, invites, induces, causes or encourages any of the Employer’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party (or any such person or entity whose business the Employer was then soliciting or attempting to solicit) to terminate or materially diminish their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Employer and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party (or any such person or entity whose business the Employer was then soliciting or attempting to solicit);
(iv)at any time, directly or indirectly, through any means including but not limited to social media, makes any derogatory, disparaging or negative comments about the products, officers, directors, consultants or employees of the Employer or any joint venture partner of the Employer; or
(v)at any time prior to or during the applicable Restrictive Period, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person or entity, by or through any means, serves as an officer, board member, board advisor, stockholder, owner, employee, partner, proprietor, investor, joint venture partner, affiliate, agent, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes directly or indirectly with the Employer anywhere in the world, in any line of business engaged in (or reasonably planned to be engaged in) by the Employer; provided, however, that the Participant may hold, as a passive investment, up to (i) 2% of any class of securities of any private enterprise (but without active participation in the activities of such enterprise); or (ii) 1% of any class of securities of any publicly-traded enterprise (but without active participation in the activities of such enterprise).
Notwithstanding any other provision of this Plan, nothing in this Plan prevents Participant from: (i) filing a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including Participant’s ability to provide documents or other information, without notice to the Employer; (iii) providing truthful testimony in litigation; (iv) exercising protected rights, including those under the National Labor Relations Act, that cannot be waived; or (v) discussing or disclosing conduct that Participant reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

Each Participant represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 7 are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Employer’s agreement to employ a Participant, and a portion of the compensation to be paid to a Participant hereunder, are in consideration for such covenants and such Participant’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants; (iii) each Participant shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy hereunder will not prevent any Participant from earning a livelihood, because each Participant’s past work history and abilities are such that each Participant can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 7 are essential for the Employer’s reasonable protection, are designed to protect the Employer’s legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into these agreements, the Employer has relied upon each Participant’s representation that such Participant will comply in full with the covenants and agreements set forth in this Section 7.

8.Golden Parachute
    Anything in this Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Employer or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9 shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

    A nationally recognized certified public accounting firm selected by the Employer (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to this Section 8, the Accounting Firm shall administer the ordering of the reduction as set forth in this Section 8. The Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon each Participant and the Employer.
9.Reimbursement of Attorneys’ Fees
If any Participant in good faith brings an action to enforce any provision of this Plan or to challenge the reasonableness or enforceability of any provision of this Plan and such Participant prevails on any material issue involved in such dispute, the Employer agrees to reimburse such Participant for all reasonable attorneys’ fees incurred by such Participant in connection with such action.

10.Plan Administrator.
The Plan is administered by the Company (the “Plan Administrator”). The Plan Administrator is the named fiduciary under the Plan. In exercising fiduciary responsibilities, the Plan Administrator will have discretionary authority (a) to determine whether and to what extent Participants and beneficiaries are entitled to Plan benefits, and (b) to construe the Plan terms. The Plan Administrator will be deemed to have properly exercised such discretionary authority unless the Plan Administrator has abused its discretion hereunder by acting arbitrarily and capriciously.
Inquiries to the Plan Administrator should be addressed to the Plan Administrator, Starbucks Corporation, c/o svp, deputy general counsel and corporate secretary, 2401 Utah Avenue South, Mail Stop: S-LA1, Seattle, Washington, 98134, telephone number (206) 318-6800.
11.Plan Sponsor.
The sponsor of this Plan is Starbucks Corporation. The Plan Sponsor’s employer identification number assigned by the Internal Revenue Service is 91-1325671. The Plan Number is 002.
12.Plan Year.
Each Plan Year is October 1 to September 30. All records of the Plan are maintained on this Plan Year.
13.Type of Plan.
This is an employee welfare plan, which provides separation pay benefits to eligible Participants. The Plan is an unfunded plan administered by the Plan Administrator. When separation pay benefits are payable under the terms of this Plan, the benefits are paid from the general assets of the Plan Sponsor. All Plan benefits are paid by the Plan Sponsor and no Participant contributions are required.
14.Legal Service.
Any legal notices regarding this Plan should be sent to the Plan Administrator, Starbucks Corporation c/o svp, deputy general counsel and corporate secretary, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington, 98134.
15.Claims Procedure.
If a Participant disagrees with a response to a claim for benefits under this separation pay plan, the Participant may make a claim to the Plan Administrator. This claim should be in the form of a letter stating why the Participant disagrees and should include all facts and information the Participant wants the Plan Administrator to consider. The Participant will be advised of the acceptance or rejection of his or her claim within 90 days after the claim is received, unless special circumstances require an extension of time for processing the claim. If the Plan Administrator requires an extension, written notice of the extension will be furnished to the Participant prior to the end of the initial 90-day period. The extension will not exceed an additional period of 90 days. The extension notice from the Plan Administrator will state the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a final decision.
In the event the Participant’s claim is wholly or partially denied, it must be denied in writing or by electronic notice and the denial must state in detail the specific reasons for the denial, the specific plan provisions upon which the denial is based, any additional material or information which the Participant may provide which would entitle him or her to the benefits claimed, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim. Any electronic notice will comply with the regulations of the U.S. Department of Labor.
If the Participant chooses to submit a claim for review by the Plan Administrator, then within 60 days after the date the claim is denied, the Participant or his or her authorized representative must make a written request to the Plan Administrator for review. The Participant’s request for review of a denied claim should include a statement of the reasons the claim should be allowed, all facts in support of the request and any other matters the Participant or his or her authorized representative feels are pertinent. The Participant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim, and the Participant may also submit additional written comments, documents, records, and other information to the Plan Administrator which support the Participant’s claim.
The Plan Administrator will advise the Participant of the decision in writing within 60 days following receipt of the Participant’s request for review, unless special circumstances require an extension of time for processing (not to exceed an additional 60 days). If an extension is necessary, a decision will be made as soon as possible, but not later than 120 days after the Plan Administrator receives the Participant’s request for review. If an extension of time for review is required because of special circumstances, written notice of the extension, the Plan Administrator’s reasons for needing more time, and the date by which the Plan Administrator expects to render its decision on the review will be furnished to the Participant prior to the commencement of the extension. The decision on review will be in writing or by electronic notice and will include specific reasons for the decision, specific references to the plan provisions upon which the decision is based, a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the Participant’s claim on appeal, and a statement of the Participant’s rights to bring suit under Section 502(a) of ERISA following the denial of an appeal. Any electronic notice will comply with the regulations of the U.S. Department of Labor.
If the Participant’s claim is denied on appeal, the Participant has a right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. The Participant must pursue all claims and appeals procedures described in this Plan document before the Participant seeks any other legal recourse with respect to Plan benefits.
The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require a Participant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the Participant’s own expense. The Plan Administrator shall have sole and exclusive discretion over claims and appeals issues and determinations, regardless of the timing of such determination or the exercise of such discretion.
No legal action for benefits under the Plan may be brought until the Participant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to the Participant’s claim or appeal within the relevant time limits specified above, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
16.ERISA Rights.
As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:
Receive Information about Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employees Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C., 20210. You may also contact the Employee Benefits Security Administration by calling 1-866-444-EBSA, or viewing the web-site at http://www.dol.gov.ebsa.
17.Right to Amend or Terminate Plan.
The Employer reserves the right to amend or terminate this Plan at any time and to terminate benefits thereunder. Until an eligible Participant’s satisfaction of the Conditions while the Plan is in effect, the Participant does not have any vested or nonforfeitable right under the Plan.
18.No Guarantee of Employment.
This Plan is not a guarantee of continued employment. A Participant’s employment remains terminable by either the Participant or the Employer with or without cause.

EXHIBIT A

Eligible Position	Severance Multiple	Severance Period	CIC Severance Multiple	CIC Severance Period
Executive Vice President (and above)*	1.5	18 months	2	24 months
chief executive officer	2	18 months	2.99	24 months

* Does not include any person who is serving in an interim Executive Vice President (or above) role and who was not previously serving in a permanent Executive Vice President (or above) role, immediately prior to the appointment to such interim role. Persons serving in an interim Executive Vice President (or above) role, who are currently participants in the Company’s Separation Pay Plan for Senior Vice Presidents or in any other severance plan or arrangement maintained by the Company or an Employer, and who are not eligible to participate in this Plan shall remain eligible to participate in such existing plan or arrangement.

EXHIBIT B
STARBUCKS CORPORATION
[Date]
[Name]
Re: Participation in Starbucks Corporation Executive Severance and Change in Control Plan
Dear [Name]:
The purpose of this letter is to inform you that you have been designated by Starbucks Corporation (the “Company” and together with its subsidiaries and affiliates, the “Employer”), as a participant in the Company’s Executive Severance and Change in Control Plan, a copy of which is enclosed herewith (as in effect from time to time, the “Plan”). Capitalized terms used in this letter but not otherwise defined herein have the meanings given to those terms in the Plan.
Subject to the terms and conditions of the Plan, if you undergo a Qualifying Termination, Potential CIC Qualifying Termination or CIC Qualifying Termination and, in each case, satisfy the Conditions, the Employer will provide you the applicable severance benefits described in the Plan.
By accepting your participation in this Plan, as evidenced by your signature to this letter agreement below, you acknowledge and agree that the severance benefits you are eligible for under the Plan supersede and replace in the entirety any severance benefits you otherwise may have been eligible to receive from the Employer pursuant to any written agreement or oral arrangement, including, without limitation pursuant to any employment agreement you have entered into with the Employer. You further acknowledge and agree that your continued participation in the Plan is not guaranteed and you shall be eligible to receive severance benefits as a Participant under the Plan solely to the extent that you continue to be both (i) employed by the Employer in an Eligible Position in the United States and (ii) designated as a Participant by the Compensation and Management Development Committee. Notwithstanding the foregoing, (a) your participation in the Plan shall not cease solely as a result of a change in position or location that constitutes grounds for a Resignation for Good Reason, in each case, during the Change in Control Protection Period or Potential Change in Control Protection Period and (b) if you are designated by the Compensation and Management Development Committee as a Participant in the Plan as of immediately prior to the consummation of a Change in Control, the Compensation and Management Development Committee (or any successor thereto) may not change such designation following the consummation of such Change in Control. If you cease to be a Participant in the Plan, you shall be notified of the termination of your participation in the Plan as soon as reasonably practicable following such change in position, location, or designation, as applicable.
Your participation in the Plan is governed in all respects by the terms and conditions of the Plan (including, without limitation, your restrictive covenant obligations set forth in Section 7 of the Plan), and in the event of any conflict between this letter and the Plan, the Plan will control.
Sincerely,
Starbucks Corporation
_________________________________
[Name], [Title]
I acknowledge and agree that I am accepting participation in the Plan and that the severance benefits provided for under the Plan shall supersede and replace in its entirety any other severance benefits that I may be eligible to receive from the Employer. I further acknowledge and agree that my participation in the Plan is governed in all respects by the terms and conditions of the Plan (including, without limitation, my restrictive covenant obligations set forth in Section 7 of the Plan).

_________________________________
[Name]
_________________________________ (Date)